Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-34510, 333-59316, 333-81172, 333-92276, 333-102907, 333-112380 and 333-116866) pertaining to the 1999 Equity Incentive Plan, the Amended and Restated 2000 Equity Incentive Plan, the Amended and Restated 2000 Non-Employee Directors’ Stock Option Plan and the 2000 Employee Stock Purchase Plan of InterMune, Inc., (Form S-1 No. 333-45460) and (Form S-3 Nos. 333-75794, 333-115516 and 333-139713) and in the related Prospectuses of our reports dated March 10, 2008, with respect to the consolidated financial statements and schedule of InterMune, Inc., and the effectiveness of internal control over financial reporting of InterMune, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ Ernst & Young LLP
Palo Alto, California
March 10, 2008